UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                              INFORMATION STATEMENT
                        PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*



                             VIROPHARMA INCORPORATED
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    928241108
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUPSIP NO.  928241108                                                PAGE 2 OF 4
VIROPHARMA INCORPORATED


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            NEW YORK LIFE INSURANCE COMPANY
            13-5582869

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [   ]
                                                            (b) [   ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            NEW YORK

NUMBER OF         5.    SOLE VOTING POWER                299,397
SHARES
BENEFICIALLY      6.    SHARED VOTING POWER                    0
OWNED BY
EACH              7.    SOLE DISPOSITIVE POWER           299,397
REPORTING
PERSON            8.    SHARED DISPOSITIVE POWER               0
WITH

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                   299,397

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES* [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         2%

12.   TYPE OF REPORTING PERSON*

            IC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G

CUPSIP NO.  928241108                                                PAGE 3 OF 4
VIROPHARMA INCORPORATED


Item 1(a)   Name of issuer: VIROPHARMA INCORPORATED

Item 1(b)   Address of issuer's principal executive offices:

            405 EAGLEVIEW BOULEVARD
            EXTON, PA 19341

Item 2(a)   Name of person filing:    NEW YORK LIFE INSURANCE COMPANY

Item 2(b)   Address of principal business office:

                        51 MADISON AVENUE, ROOM 206
                        NEW YORK, NY  10010

Item 2(c)   Citizenship:      NEW YORK

Item 2(d)   Title of class of securities: COMMON STOCK

Item 2(e)   Cusip No.:  928241108

Item 3      Type of Person:  INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF
            THE ACT

Item 4(a)   Amount beneficially owned:          299,397

Item 4(b)   Percent of class:                        2%

Item 4(c)   (i)   sole power to vote:           299,397
            (ii)  shared power to vote:               0
            (iii) sole power to dispose:        299,397
            (iv)  shared power to dispose:            0

Item 5            Ownership of 5 percent or less of a class:
            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS SECURITIES, CHECK THE FOLLOWING (X).

Item 6 Ownership of more than 5 percent on behalf of another person: NOT APPLICABLE

Item 7      Identification and classification of subsidiary: NOT APPLICABLE

Item 8      Identification  and  classification  of members  of the  group:  NOT
            APPLICABLE

Item 9      Notice of dissolution of the group: NOT APPLICABLE

                                  SCHEDULE 13G

CUPSIP NO.  928241108                                                PAGE 4 OF 4
VIROPHARMA INCORPORATED


Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated: February 10, 2000                        NEW YORK LIFE INSURANCE COMPANY


                                                By:    /S/      RICHARD DRAKE
                                                --------------------------------
                                                Name:  Richard Drake
                                                Title: Director